Exhibit 99.2

(Furnished herewith)

DEERE & COMPANY

OTHER FINANCIAL INFORMATION

The company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

	Equipment		Production &		Small Ag		Construction
For the Nine Months Ended	Operations		Precision Ag		& Turf		& Forestry
	Jul 31	Aug 1	Jul 31	Aug 1	Jul 31	Aug 1	Jul 31	Aug 1
Dollars in millions	2022	2021	2022	2021	2022	2021	2022	2021
Net Sales	$33,565	$29,461	$14,568	$11,848	$9,836	$9,051	$9,161	$8,562
Average Identifiable Assets
With Inventories at LIFO	$19,283	$16,496	$8,223	$6,518	$4,330	$3,558	$6,730	$6,420
With Inventories at Standard Cost	20,872	17,877	9,017	7,205	4,788	3,988	7,067	6,684
Operating Profit	$5,688	$5,476	$2,646	$2,557	$1,443	$1,699	$1,599	$1,220
Percent of Net Sales	16.9%	18.6%	18.2%	21.6%	14.7%	18.8%	17.5%	14.2%
Operating Return on Assets
With Inventories at LIFO	29.5%	33.2%	32.2%	39.2%	33.3%	47.8%	23.8%	19.0%
With Inventories at Standard Cost	27.3%	30.6%	29.3%	35.5%	30.1%	42.6%	22.6%	18.3%
SVA Cost of Assets	$(1,878)	$(1,609)	$(811)	$(648)	$(431)	$(359)	$(636)	$(602)
SVA	3,810	3,867	1,835	1,909	1,012	1,340	963	618

	Financial
For the Nine Months Ended	Services
	Jul 31	Aug 1
Dollars in millions	2022	2021
Net Income Attributable to Deere & Company	$649	$654
Average Equity	5,706	5,468
Return on Equity	11.4%	12.0%
Operating Profit	$864	$844
Cost of Equity	(576)	(531)
SVA	288	313

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